EXHIBIT C


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


         We hereby consent to the following with respect to Post-Effective Amendment No. 3 to the Registration Statement (No. 333-34199) on Form S-6 under the Securities Act of 1933 of Variable Account II of AIG Life Insurance Company.

         1. The inclusion in the Prospectus of Variable Account II of AIG Life Insurance Company of our report dated February 4, 1998 relating to our audit of the financial statements of AIG Life Insurance Company.

         2. The inclusion in the Prospectus of Variable Account II of AIG Life Insurance Company of our report dated February 4, 1998 relating to our audit of the financial statements of AIG Life Insurance Company.

         3.       The reference to our firm under the heading "Experts."



/s/ Coopers & Lybrand L.L.P.
Coopers & Lybrand L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
June 17, 1998



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